Exhibit 99.2

CONSENT OF ROY J. KASMAR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement (No. 333-                        ) on Form S-1 of Essent Group Ltd., a Bermuda exempted company (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the Company upon the effectiveness of such Registration Statement, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: September 13, 2013

/s/ Roy J. Kasmar
Roy J. Kasmar